Exhibit 10.19

Summary of Directors’ Compensation

Non-Employee Directors’ Fees

NewMarket Corporation pays each of our non-employee directors (a) $1,500 for attendance at each board meeting and (b) $1,500 for attendance at each meeting of a committee of the board of which he or she is a member. In addition, we pay each of our non-employee directors a quarterly fee of $7,500. The members of the Audit Committee, other than the Chairman, receive an additional quarterly fee of $1,250. The Chairman of the Audit Committee receives an additional quarterly fee of $2,500. The Chairman of the Bonus, Salary and Stock Option Committee and the Chairman of the Nominating and Governance Committee each receive an additional quarterly fee of $1,250. We pay a $35,000 quarterly fee to Mr. Bruce C. Gottwald for serving as Chairman of the Board of Directors and Chairman of the Executive Committee. We do not pay employee members of our board of directors separately for their service on our board or its committees.

Directors’ Retirement Benefits

Any director who was elected to our board on or before February 23, 1995 and who retires from our board will receive $12,000 per year for life after age 60. The $12,000 is payable in quarterly installments. The retirement payments to former directors may be discontinued under certain circumstances. Of our current directors, Messrs. Bruce C. Gottwald, Thomas E. Gottwald, Scott and Walker, and Ms. Cothran are eligible for this benefit upon their retirement after age 60.

Annual Stock Awards

Each non-employee director is awarded on each July 1 that number of whole shares of NewMarket common stock that, when multiplied by the closing price of NewMaket common stock on the immediately preceding business day, as reported in The Wall Street Journal, equals as nearly as possible but does not exceed $20,000. The shares of NewMarket common stock will be awarded under the 2004 NewMarket Corporation Incentive Compensation and Stock Plan. The shares awarded are nonforfeitable and the recipient directors immediately and fully vest in such shares. Subject only to the limitations on transfer as may be specified by applicable securities laws, directors may sell their shares at any time.